As filed with the Securities and Exchange Commission on June 1, 2005.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

Registration Statement Under

The Securities Act of 1933

MERGE TECHNOLOGIES INCORPORATED

(Exact name of Registrant as Specified in its Charter)

WISCONSIN	39-1600938
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.) Identification No.)

6737 West Washington Street Suite 2250 Milwaukee, Wisconsin	53214
(Address of Registrant’s Principal Executive Offices)	(Zip Code)

MERGE TECHNOLOGIES INCORPORATED

2005 EQUITY INCENTIVE PLAN

(Full title of the plan)

Richard A. Linden

President and Chief Executive Officer

6737 West Washington Street

Suite 2205

Milwaukee, Wisconsin  53214

(Name and address of agent for service)

(414) 977-4000

(Telephone number, including area code of agent for service)

Copy to:

Geoffrey R. Morgan, Esq.

Michael Best & Friedrich LLP

100 East Wisconsin Avenue, Suite 3300

Milwaukee, Wisconsin 53202

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, $0.01 par value per share	7,500,000 shares	$16.915	$126,862,500	$14,932

(1)   Represents 7,500,000 shares reserved for issuance under the Merge Technologies Incorporated 2005 Equity Incentive Plan (the “Plan.”)

(2)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, reorganization, combination or exchange of shares or other similar corporate change, or other transaction effected without receipt or payment of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(3)   Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h).  The proposed maximum offering price per share is based upon the average of the high and low prices for the shares of Registrant’s Common Stock as reported on The Nasdaq National Market on May 26, 2005.

This Registration Statement shall become effective automatically upon the date of filing in accordance with Rule 462 of the Securities Act of 1933, as amended.

PART I.  PLAN INFORMATION

The prospectus under Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”) relating to the Plan is omitted from this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows Merge Technologies Incorporated (the “Registrant”) to “incorporate by reference” in this registration statement the information in the documents that it files with the SEC, which means that the Registrant can disclose important information to you by referring you to those documents.  The following documents filed by the Registrant with the SEC are incorporated herein by reference and made a part hereof:

(a)       The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, which was filed with the SEC on March 7, 2005.

(b)       The Registrant’s Current Reports filed on Form 8-K on January 18, 2005; January 31, 2005; February 16, 2005; and April 29, 2005 other than any information furnished under either Item 9 or Item 12 of any such Current Report on Form 8-K.

(c)       The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which was filed with the SEC on May 5, 2005.

(d)       The description of the Registrant’s Common Stock to be offered hereby contained in the Registrant’s Registration Statement on Form 8-A dated January 9, 1998.

All documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

The documents incorporated by reference herein may contain forward-looking statements that involve risks and uncertainties. The Registrant’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Under Wisconsin law, our directors and officers are entitled to mandatory indemnification from the Registrant against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding, and (b) in connection with proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (i) a willful failure to deal fairly with the Registrant or our shareholders in connection with a matter in which the director or officer had a material conflict of interest; (ii) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.  Wisconsin law allows a corporation to limit its obligation to indemnify officers and directors by providing so in its articles of incorporation. The Registrant’s Bylaws provide for indemnification of directors and officers to the fullest extent permitted by Wisconsin law.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

5        Opinion of Michael Best & Friedrich LLP, as to the legality of securities being registered

10       Merge Technologies Incorporated 2005 Equity Incentive Plan

23.1     Consent of Michael Best & Friedrich LLP (Included in Exhibit 5)

23.2     Consent of KPMG LLP, Independent Registered Public Accounting Firm, with respect to financial statements of the Registrant

24       Power of Attorney (Included on signature page of this Registration Statement)

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that Registrant may not file such a post-effective amendment if the information required to be included in the post-effective amendment is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act, that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of Item 512(h)(1-3) of Regulation S-K under the Exchange Act, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Merge Technologies Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on May 31, 2005.

MERGE TECHNOLOGIES INCORPORATED

By:	/s/ Richard A. Linden
Richard A. Linden, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Linden and Scott T. Veech, and each of them, as true and lawful attorneys- in-fact, with full power of substitution and resubstitution, to execute in the name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof .

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard A. Linden	President, Chief Executive Officer
Richard A. Linden	and Director	May 31, 2005
(Principal Executive Officer)

/s/ Scott T. Veech	Chief Financial Officer, Treasurer and
Scott T. Veech	Secretary	May 31, 2005

/s/ William C. Mortimore	Director and Chairman	May 31, 2005
William C. Mortimore

/s/ Robert A. Barish, M.D.	Director	May 31, 2005
Robert A. Barish, M.D.

/s/ Dennis Brown	Director	May 31, 2005
Dennis Brown

/s/ Michael D. Dunham	Director	May 31, 2005
Michael D. Dunham

/s/ Robert T. Geras	Director	May 31, 2005
Robert T. Geras

/s/ Anna M. Hajek	Director	May 31, 2005
Anna M. Hajek

/s/ Richard A. Reck	Director	May 31, 2005
Richard A. Reck

EXHIBIT INDEX

Exhibit No.	Description of Document

5	Opinion of Michael Best & Friedrich LLP

10	Merge Technologies Incorporated 2005 Equity Incentive Plan

23.1	Consent of Michael Best & Friedrich LLP (Included in Exhibit 5)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm, with respect to financial statements of the Registrant

24	Power of Attorney (included as part of signature page)